                                                                     EXHIBIT 4.3

                                                                  EXECUTION COPY


                               U.S.$200,000,000

                          SAFEGUARD SCIENTIFICS, INC.

             5.0% Convertible Subordinated Notes due June 15, 2006


                              PURCHASE AGREEMENT
                              ------------------


                                                                    June 3, 1999

Credit Suisse First Boston Corporation,
 Eleven Madison Avenue,
  New York, N.Y. 10010-3629


Dear Sirs:

     1. Introductory. Safeguard Scientifics, Inc., a Pennsylvania corporation (the "Company"), proposes, subject to the terms and conditions stated herein, to issue and sell to Credit Suisse First Boston Corporation (the "Initial Purchaser") U.S.$200,000,000 principal amount of its 5.0% convertible subordinated notes due June 15, 2006 (the "Firm Securities") and, at the election of the Initial Purchaser an aggregate of up to an additional U.S.$30,000,000 principal amount ("Optional Securities") of its convertible subordinated notes due June 15, 2006 (the Firm Securities and the Optional Securities which the Initial Purchaser may elect to purchase pursuant to Section 3 hereof are herein collectively called the "Offered Securities") each to be issued under an indenture dated as of June 9, 1999 (the "Indenture"), between the Company and Chase Manhattan Trust Company, National Association, as Trustee on a private placement basis pursuant to an exemption under Section 4(2) of the United States Securities Act of 1933 (the "Securities Act"), and hereby agrees with the Initial Purchaser as follows:

     The Initial Purchaser and other holders (including subsequent transferees) of the Offered Securities will be entitled to the benefits of a registration rights agreement of even date herewith among the Company and the Initial Purchaser (the "Registration Rights Agreement"), pursuant to which the Company agrees to file a registration statement with the Securities and Exchange Commission (the "Commission") registering the resale of the Offered Securities and the Underlying Common Stock (as defined herein) under the Securities Act.

     2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Initial Purchaser that:

        (a) A preliminary offering memorandum and an offering memorandum relating to the Offered Securities has been prepared by the Company. Such preliminary offering memorandum (the "Preliminary Offering Memorandum") and offering memorandum (including any Exchange Act Reports (as defined herein), or any part thereof, incorporated by reference in such preliminary offering memorandum and offering memorandum) (the "Offering Memorandum"), as supplemented as of the date of this Agreement are hereinafter collectively referred to as the "Offering Document". On the date of this Agreement, the Offering Document does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Offering Document based upon written information furnished to the Company by Credit Suisse First Boston Corporation ("CSFBC") specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 7(b) hereof. Except as disclosed in the Offering Document, on the date of this Agreement, all reports (collectively, the "Exchange Act Reports") which have been filed by the Company with the Commission or sent to shareholders pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") on or subsequent to the date of the Offering Document and prior to the termination of the offering do not include any untrue statement of a material fact or omit (save in the case of statements of ownership of certain public Partnership Companies (as defined below) under Schedule 13D or 13G pursuant to the Exchange Act) to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

          (b) The Offered Securities have been duly authorized by the Company and, when delivered and paid for pursuant to this Agreement and the Indenture, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits provided in the Indenture and enforceable in accordance with their terms.

          (c) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Pennsylvania, with power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Document.

          (d) (i) Each wholly-owned subsidiary of the Company (each, a "Subsidiary") has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Document; each Subsidiary is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable; and save for certain negative covenants given to PNC Bank, Inc., as lender under the credit agreement described in the Offering Document (the "Credit Agreement"), the capital stock of each Subsidiary owned by the Company, directly or, is owned free from liens, encumbrances and defects; and

              (ii) each entity in which the Company directly or indirectly through its Subsidiaries (and not held through a private equity fund) and each private equity fund in which it holds a partnership interest (each, a "Partnership Company") is validly incorporated and is in good standing under the laws of the jurisdiction of its incorporation, or, in the case of Partnership Companies which are organized as a limited partnership, has been duly organized and is an existing partnership in good standing under the laws of the jurisdiction under which it is organized; each Partnership Company has the power and authority (corporate and/or other as required) to own its properties and conduct its business as described in the Offering Document; and each Partnership Company is duly qualified to do business as a foreign corporation or, as the case may be, partnership in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding capital stock held directly or indirectly by the Company of each incorporated Partnership Company has been duly authorized and validly issued and is fully paid and nonassessable; and save for a pledge of certain Partnership Company's securities directly or indirectly owned by the Company under the Credit Agreement, the capital stock or partnership interest of each Partnership Company owned by the Company, directly or indirectly, is owned free from liens, encumbrances and defects in each instance where the absence of the forgoing would not individually in the case of the Company and any Subsidiary, or in any other case in the aggregate, have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company, the Subsidiaries and the Partnership Companies taken as a whole (a "Material Adverse Effect").

          (e) When the Offered Securities are delivered and paid for pursuant to this Agreement on each Closing Date, such Offered Securities will be convertible into shares of common stock ("Common Stock") of the Company in accordance with the terms of the Indenture (hereinafter referred to as the "Underlying Common Stock"); the Underlying Common Stock initially issuable upon conversion of such Offered Securities has been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion, will be validly issued, fully paid and nonassessable; the Common Stock has been duly authorized and validly issued, is fully paid and nonassessable and conform to the description thereof contained in the Offering Document; and the shareholders of the Company have no preemptive rights with respect to the Offered Securities or the Underlying Common Stock.

          (f) Except as disclosed in the Offering Document, there are no contracts, agreements or understandings between the Company and any person in connection with the sale of the Offered Securities that would give rise to a valid claim against the Company or the Initial Purchaser for a brokerage commission, finder's fee or other like payment.

          (g) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement dated the date hereof, between the Company and the Initial Purchaser in connection with the issuance and sale of the Offered Securities by the Company except for the order of the Commission declaring the Shelf Registration Statement (as defined in the Registration Rights Agreement) effective.

          (h) The execution, delivery and performance of the Indenture, this Agreement and the Registration Rights Agreement, and the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any Subsidiary or any of their properties, or any agreement or instrument to which the Company or any such Subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any Subsidiary is subject, or the charter or by-laws of the Company or any such Subsidiary, and the Company has full power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement.

          (i) This Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company.

          (j) Except as referred to in the provision to Section 2(d) relating to pledged securities under the Credit Agreement, the Company and the Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and the Company and the Subsidiaries and, to the best of the Company's knowledge and belief, the Partnership Companies, each hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

          (k) The Company and the Subsidiaries and, to the best of the Company's knowledge and belief, the Partnership Companies each possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, any Subsidiary or any Partnership Company, would have a Material Adverse Effect.

          (l) No labor dispute with the employees of the Company or any Subsidiary exists or, to the knowledge of the Company, is imminent that might have a Material Adverse Effect.

          (m) The Company and the Subsidiaries have, and to the best of the Company's knowledge and belief the Partnership Companies own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, "intellectual property rights") necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of, or conflict with, asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company, any Subsidiary or any Partnership Company would have a Material Adverse Effect.

          (n) There are no pending actions, suits or proceedings against or affecting the Company, any Subsidiary or to the best of the Company's knowledge and belief any Partnership Company, or any of their respective properties that, if determined adversely to the Company, any Subsidiary, or any Partnership Company, would have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under the Indenture, this Agreement, or the Registration Rights Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and to the best of the Company's knowledge and belief, no such actions, suits or proceedings are threatened.

          (o) The Company has reviewed its operations and that of each Subsidiary to evaluate the extent to which the business or operations of the Company or any Subsidiary will be affected by the Year 2000 Problem (that is, any significant risk that computer hardware or software applications used by the Company or any Subsidiary will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000); as a result of such review, (i) the Company has no reason to believe, and does not believe, that (A) there are any issues related to the Company's preparedness to address the Year 2000 Problem that are of a character required to be described or referred to in the Offering Document which have not been so described in the Offering Document and (B) the Year 2000 Problem will have a Material Adverse Effect; and (ii) the Company reasonably believes, after due inquiry, that the suppliers, vendors, customers or other material third parties used or served by the Company or its Subsidiaries are addressing or will address the Year 2000 Problem in a timely manner, except to the extent that a failure to address the Year 2000 Problem by any supplier, vendor, customer or other material third party would not have Material Adverse Effect.

          (p) Each of the Company and its Subsidiaries and, to the best of the Company's knowledge and belief, its Partnership Companies, has timely filed all necessary federal and state income and franchise tax returns and has paid all taxes shown thereon as due, and there is no tax deficiency that has been or, to the Company's knowledge, might be asserted against the Company or any Subsidiary or Partnership Company other than in each instance such as would not have a Material Adverse Effect. All tax liabilities are adequately provided for on the books of the Company and its Subsidiaries and, to the best of the Company's knowledge and belief, the Partnership Companies.

          (q) The financial statements included in the Offering Document present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis. In addition, the information contained in the Offering Document represents a true and fair view of the statements of Partnership Companies' revenues and the fully diluted percentage of common stock of such Partnership Company owned directly or indirectly by the Company (where such Partnership Company is an incorporated entity).

          (r) The Company, each Subsidiary and each Partnership Company maintains a system of internal accounting controls sufficient to provide the Company's management with timely and accurate information as to its financial position.

          (s) Since the date of the latest audited financial statements included in the Offering Document there has been no development or event that would constitute a Material Adverse Effect, nor any development or event known to the Company that prospectively involves a Material Adverse Effect, and there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

          (t) The Company is not and is not required to be registered under
     Section 8 of the United States Investment Company Act of 1940, as amended (the "Investment Company Act") and at all times maintains satisfactory controls and procedures to provide accurate data upon which to base such statement; the Company shall use the proceeds of the offering of the Offered Securities to repay the outstanding balance under the Credit Agreement, to acquire interests in current and future Partnership Companies, and for working capital and other general corporate purposes and pending the Company's use of the net proceeds, it will invest them in interest-bearing investment grade securities; and the Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the Offering Document, will not be an "investment company" as such term is defined in the Investment Company Act.

          (u) No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Offered Securities are listed on any national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

          (v) Assuming the accuracy of the representations of the Initial Purchaser herein, the offer and sale of the Offered Securities by the Company to the Initial Purchaser in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof and Regulation D thereunder and it is not necessary to qualify an indenture in respect of the Offered Securities under the United States Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

          (w) The Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement.

          (x) The Company is subject to Section 13 or 15(d) of the Exchange Act.

     Where the Company represents and warrants "to the best of its knowledge and belief" in respect of a Partnership Company in this Section 2 such term is to be construed as being its knowledge and belief obtained in its ordinary course of business.

     3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, at a purchase price of 97.00% of the principal amount thereof plus accrued interest from the First Closing Date (as hereinafter defined), U.S.$200,000,000 principal amount of the Firm Securities.

     The Company will deliver against payment of the purchase price the Firm Securities in the form of one or more permanent global securities in definitive form without interest coupons (the "Firm Global Securities") deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee for DTC. Interests in any permanent global securities will be held only in book-entry form through DTC, except in the limited circumstances described in the Offering Document. Payment for the Firm Securities shall be made by the Initial Purchaser in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Company at 9:00 A.M. (New York time), on June 9 , 1999, or at such other time not later than five full business days thereafter as CSFBC and the Company determine, such time being herein referred to as the "First Closing Date", against delivery to the Trustee as custodian for DTC of the Firm Global Securities representing all of the Firm Securities. The Firm Global Securities will be made available for checking at the above office of Shearman & Sterling at least 24 hours prior to the First Closing Date.

     In addition, upon written notice from CSFBC given to the Company from time to time not more than 30 days subsequent to the First Closing Date the Initial Purchaser may purchase all or less than all of the Optional Securities at the same purchase price per principal amount as the Firm Securities (plus any accrued interest thereon from June 9, 1999 to the related Optional Closing
Date). The Company agrees to sell to the Initial Purchaser the number of Optional Securities specified in such notice and the Initial Purchaser agrees to purchase such Optional Securities. Such Optional Securities may be purchased by the Initial Purchaser only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by CSFBC to the Company.

     Each time for the delivery of and payment for the Optional Securities, being herein referred to as the "Optional Closing Date", which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a "Closing Date"), shall be determined by CSFBC but shall not be later than five full business days after written notice of election to purchase Optional Securities is given.

     The Company will deliver against payment of the purchase price the Optional Securities being purchased on each Optional Closing Date in the form of one or more permanent global securities in definitive form without interest coupons (each, an "Optional Global Security", and together with the Firm Global Securities, the "Global Securities") deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. Payment for such Optional Securities shall be made by the Initial Purchaser in Federal (same day) funds by or wire transfer to an account at a bank acceptable to CSFBC drawn to the order of and as directed by the Company, against delivery to the Trustee as custodian for DTC of the Optional Global Securities representing all of the Optional Securities being purchased on such Optional Closing Date.

     4. Representations by the Initial Purchaser; Resale by the Initial
Purchaser.

     (a) The Initial Purchaser represents and warrants to the Company that it is an "accredited investor" within the meaning of Regulation D under the Securities Act.

     (b) The Initial Purchaser acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act. The Initial Purchaser represents and agrees that it has offered and sold the Offered Securities and will offer and sell the Offered Securities (i) as part of their distribution at any time and (ii) otherwise until the later of the commencement of the offering and the latest Closing Date, only in accordance with Rule 144A ("Rule 144A").

     (c) The Initial Purchaser agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except with the prior written consent of the Company.

     (d) The Initial Purchaser agrees that it and each of its affiliates will not offer or sell the Offered Securities by means of any form of general solicitation or general advertising, within the meaning of Rule 502(c) under the Securities Act, including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. The Initial Purchaser agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

     5. Certain Agreements of the Company. The Company agrees with the Initial Purchaser that:

          (a) The Company will advise CSFBC promptly of any proposal to amend or supplement the Offering Document and will not effect such amendment or supplementation without CSFBC's consent which shall be considered promptly and not unreasonably withheld. If, at any time prior to the completion of the resale of the Offered Securities by the Initial Purchaser any event occurs as a result of which the Offering Document as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any such time to amend or supplement the Offering Document to comply with any applicable law, the Company promptly will notify CSFBC of such event and promptly will prepare, at its own expense, an amendment or supplement which will correct such statement or omission or effect such compliance. Neither CSFBC's consent to, nor its delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6.

          (b) The Company will furnish to CSFBC copies of any preliminary offering memorandum, the Offering Document and all amendments and supplements to such documents, in each case as soon as available and in such quantities as CSFBC requests, and the Company will furnish to CSFBC on the date hereof three copies of the Offering Document signed by a duly authorized officer of the Company, one of which will include the independent accountants' reports therein manually signed by such independent accountants. At any time when the Company is not subject to
     Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish or cause to be furnished to CSFBC and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities. The Company will pay the expenses of printing and distributing to CSFBC all such documents.

          (c) The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such states in the United States as CSFBC designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Initial Purchaser provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state.

          (d) During the period of seven years hereafter, or such earlier period ending on the date that none of the Offered Securities remain outstanding, the Company will furnish to CSFBC, as soon as practicable after the end of each fiscal year, a copy of its annual report to shareholders for such year; and the Company will furnish to CSFBC (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to shareholders, and (ii) from time to time, such other information concerning the Company as CSFBC may reasonably request.

          (e) During the period of two years after the later of the First Closing Date and the last Optional Closing Date, the Company will, upon request, furnish to CSFBC and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.

          (f) During the period of two years after the later of the First Closing Date and the last Optional Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Offered Securities that have been reacquired by any of them.

          (g) The Company will pay all expenses incidental to the performance of its obligations under this Agreement, the Indenture and the Registration Rights Agreement including (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities and, as applicable, the Underlying Common Stock (as defined in the Registration Rights Agreement), the preparation and printing of this Agreement, the Registration Rights Agreement, the Global Securities, the Indenture, the Offering Document and amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities and as applicable the Underlying Common Stock;
     (iii) the cost of qualifying the Offered Securities for trading in The PortalSM Market ("PORTAL") of The Nasdaq Stock Market, Inc. and any expenses incidental thereto; (v) for any expenses (including fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities or the Underlying Common Stock for sale under the laws of such jurisdictions as CSFBC designates and the printing of memoranda relating thereto, (v) for any fees charged by investment rating agencies for the rating (if any) of the Offered Securities or the Underlying Common Stock, and (vi) for expenses incurred in distributing any preliminary offering memoranda and the Offering Document (including any amendments and supplements thereto) to the Initial Purchaser, but shall not pay any fees or expenses of Shearman & Sterling, counsel to the Initial Purchaser. The Company will reimburse the Initial Purchaser for all travel expenses of the Initial Purchaser and the Company's officers and employees and any other expenses of the Initial Purchaser and the Company in connection with attending or hosting meetings with prospective purchasers of the Offered Securities.

          (h) In connection with the offering, until CSFBC shall have notified the Company of the completion of the resale of the Offered Securities, neither the Company nor any of its affiliates either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

          (i) For a period of 90 days after the date of the initial offering of the Offered Securities by the Initial Purchaser, the Company will not offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any Common Stock or any United States dollar-denominated debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue without the prior written consent of CSFBC, or publicly disclose the intention to make any such offer, sale, pledge or disposition, except grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances of Common Stock pursuant to the exercise of such options or the exercise of any other employee stock options outstanding on the date hereof or Common Stock issued on conversion of any Offered Securities. The Company will not at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act to cease to be applicable to the offer and sale of the Offered Securities.

          (j) The Company will use its best efforts to have the Offered Securities admitted to trading on PORTAL and to have the Underlying Common Stock listed on The New York Stock Exchange.

     6. Conditions of the Obligations of the Initial Purchaser. The obligations of the Initial Purchaser to purchase and pay for the Firm Securities on the First Closing Date and for the Optional Securities on each Optional Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

          (a) The Initial Purchaser shall have received a letter, dated the date of this Agreement, of KPMG Peat Marwick LLP confirming that they are independent public accountants within the meaning of the Securities Act and the applicable published rules and regulations thereunder ("Rules and Regulations") and to the effect that:

              (i) in their opinion the financial statements examined by them and included in the Offering Document and in the Exchange Act Reports comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act and the related published Rules and Regulations;

              (ii) they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information, as described in Statement of Auditing Standards No. 71, Interim Financial Information, on the unaudited financial statements included in the Offering Document and in the Exchange Act Reports;

              (iii) on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of the Company, inquiries of officials of the Company who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:

                    (A) the unaudited financial statements included in the
               Offering Document or in the Exchange Act Reports do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements for them to be in conformity with generally accepted accounting principles;

                    (B) at March 31, 1999 there was any change in the common
               stock or any increase in long-term debt of the Company and its consolidated Subsidiaries or, at the date of the latest available balance sheet read by such accountants, there was any decrease in consolidated net current assets (current assets less current liabilities), or shareholders' equity as compared with amounts shown on the latest balance sheet included in the Offering Document; or

                    (C) for the period from the closing date of the latest
               income statement included in the Offering Document to March 31, 1999 there were any decreases, as compared with the corresponding period of the previous year and with the period of corresponding length ended the date of the latest income statement included in the Offering Document, in consolidated total net sales, or in the total or per share amounts of net earnings;

          except in all cases set forth in clauses (B) and (C) above for changes, increases or decreases which the Offering Document disclose have occurred or may occur or which are described in such letter; and

               (iv) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained in the Offering Document and the Exchange Act Reports (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Company and its Subsidiaries subject to the internal controls of the Company's accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.

          (b) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) a change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of CSFBC, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market, or (ii) (A) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its Subsidiaries taken as one enterprise which, in the judgment of the Initial Purchaser is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (B) any downgrading in the rating of any debt securities of the Company by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (C) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (D) any banking moratorium declared by U.S. Federal or New York authorities; or (E) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of the Initial Purchaser, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Securities.

          (c) The Initial Purchaser shall have received an opinion, dated such Closing Date, of Morgan Lewis & Bockius LLP, counsel for the Company, substantially in the form attached as Exhibit A hereto.

          (d) The Initial Purchaser shall have received from Shearman & Sterling, counsel for the Initial Purchaser, such opinion or opinions, dated such Closing Date, the validity of the Offered Securities, the Offering Memorandum, the exemption from registration for the offer and sale of the Offered Securities by the Company to the Initial Purchaser and the resales by the Initial Purchaser as contemplated hereby and other related matters as CSFBC may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

          (e) The Initial Purchaser shall have received from Davis, Polk & Wardwell, special counsel for the Company, such opinion, dated such Closing Date, with respect to the fact that the Company is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the "Investment Company Act"); and the Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the Offering Document, will not be an "investment company" as defined in the Investment Company Act.

          (f) The Initial Purchaser shall have received a certificate, dated such Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge customary to officers of such capacity in such circumstance, shall state that the representations and warranties of the Company in this Agreement are true and correct, that the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date, and that there has been no development or event that would constitute a Material Adverse Effect, nor any development or event known to the Company that prospectively involves a Material Adverse Effect except as set forth in or contemplated by the Offering Document or as described in such certificate.

          (g) The Initial Purchaser shall have received a letter, dated such Closing Date, of KPMG LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to such Closing Date for the purposes of this subsection.

The Company will furnish the Initial Purchaser with such conformed copies of such opinions, certificates, letters and documents as the Initial Purchaser reasonably requests. CSFBC may in its sole discretion waive compliance with any conditions to the obligations of the Initial Purchaser hereunder, whether in respect of an Optional Closing Date or otherwise.

     7. Indemnification and Contribution. (a) The Company will indemnify and hold harmless the Initial Purchaser, its partners, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of
Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Initial Purchaser may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Document, or any amendment or supplement thereto or the Exchange Act Reports, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, including any losses, claims, damages or liabilities arising out of or based upon the Company's failure to perform its obligations under Section 5(a) of this Agreement, and will reimburse the Initial Purchaser for any legal or other expenses reasonably incurred by the Initial Purchaser in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below and provided further that the foregoing indemnity with respect to the Preliminary Offering Memorandum shall not inure to the benefit of the Initial Purchaser (or to the benefit of any person controlling the Initial Purchaser) from whom the person asserting such losses, claims, damages or liabilities purchased Offered Securities if such untrue statement or omission made in the Preliminary Offering Memorandum is eliminated or remedied in the Final Offering Memorandum and a copy of the Final Offering Memorandum shall not have been furnished to such person at or prior to the written confirmation of the sale of such Offered Securities to such person.

     (b) The Initial Purchaser will indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Document, or any amendment or supplement thereto, or any related preliminary offering memorandum, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of (i) the following information in the Offering Document: the ninth paragraph under the caption "Plan of Distribution"; provided however, that the Initial Purchaser shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company's failure to perform its obligations under Section 5(a) of this Agreement.

     (c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault or failure to act by or on behalf of any indemnified party.

     (d) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchaser on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Initial Purchaser on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchaser on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Offered Securities (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchaser from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Initial Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

     (e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Initial Purchaser within the meaning of the Securities Act or the Exchange Act; and the obligations of the Initial Purchaser under this Section shall be in addition to any liability which the Initial Purchaser may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act.

     8. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Initial Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchaser, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Securities. If for any reason the purchase of the Offered Securities by the Initial Purchaser is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and if any Offered Securities have been purchased hereunder the representations and warranties in Section 2 and all obligations under Section 5 shall remain in effect. If the purchase of the Offered Securities by the Initial Purchaser is not consummated for any reason other than solely because of the occurrence of any event specified in clause (C), (D) or
(E) of Section 6(b)(ii), the Company will reimburse the Initial Purchaser for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by it in connection with the offering of the Offered Securities.

     9. Notices. All communications hereunder will be in writing and, if sent to the Initial Purchaser will be mailed, delivered or telegraphed and confirmed to the Initial Purchaser at Eleven Madison Avenue, New York, N.Y. 10010-3629,
Fax: 212 325 8278 Attention: Investment Banking Department Transactions Advisory Group, or, if sent to the Company, will be sent by overnight courier or by facsimile during normal business hours to it at Safeguard Scientifics, Inc., 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087-1945, Fax:
610-293-0601 Attention: General Counsel.

     10. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder, except that holders of Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties hereto.

     11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

     12. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

     The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     If the foregoing is in accordance with the Initial Purchaser's understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the Initial Purchaser in accordance with its terms.

                                   Very truly yours,

                                   SAFEGUARD SCIENTIFICS, INC.


                                   By /s/ James A. Ounsworth
                                      ------------------------------------
                                      Title: Senior Vice President, General
                                             Counsel & Secretary

The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.

     Credit Suisse First Boston Corporation



          By /s/ Jake Peters
             -------------------------
             Title:  Managing Director